Exhibit 99.1

                    TransNet Reports 102% Increase in Profits
                          for Fiscal 2010 First Quarter


/FOR IMMEDIATE RELEASE/                                  Contact: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY - October 26, 2009- TransNet Corporation (OTCBB: TRNT), a leading IPC and IT sales and service provider, today reported revenues of $5,864,949 and earnings of $102,062, or $0.02 per share, for the first quarter of fiscal 2010, ended September 30, 2009. This compares to $8,565,265 in revenue and $50,431, or $0.01 per share, in earnings for the same period last year.

Steven J. Wilk, President said, "We are pleased to report our return to profitability in the quarter ended September 30, 2009. We maintain a positive outlook on prospects for the remainder of fiscal 2010, despite the current economic climate. For the quarter ended September 30, 2009, our net income increased 102% over the same quarter in 2008, due to our increased blended gross margins and decreased SG&A expenses. Our focus on sales of higher-end voice, video surveillance, and physical security equipment and related services produced the increased gross margins. On the services front, our number of billable consultants in the field increased over 10% in this quarter as compared to the same period last year. We believe staffing and placements will increase further as the economy continues to improve and companies move to satisfy pressing needs for skilled IT consultants to upgrade aging networks. During the September 2009 quarter, as a result of new "agency model" purchasing mechanisms instituted by the State of New Jersey, our equipment sales revenue decreased. Under this model, certain orders are processed directly by our hardware partners, and TransNet is paid an agency fee for generating the transaction. These transactions lower the amount of revenue realized, but provide payment within a shorter period and free our funding for other transactions. We are seeing a significant interest in projects and related services that enhance security and reduce the overall cost of communications, particularly from educational and governmental institutions and companies with multiple facilities. As of September 30, 2009, the aggregate amount of our open quotations and proposals for network installations for voice, video, and physical security related networks and related services was approximately $43 million, 10% higher than our June 30, 2009 levels.

"We are extremely pleased that TransNet Corporation was recently named an authorized vendor under a number of New Jersey state contracts. Pent-up demand from our Public Sector clients (the State of New Jersey, municipalities, and educational clients from K-12 through higher education) has begun to generate orders for IT products and services. We anticipate further growth in business with these clients as the long awaited state contracts take effect and these entities have access to federal stimulus funds over the next two years. TransNet Corporation is assisting these clients through the complicated application process to access the funding to upgrade or replace their aging IT infrastructures. We believe our assistance will not only benefit our Public Sector clients, but translate into value for our shareholders as well.

"We are cautiously optimistic about future results, and we renew our commitment to continue to reduce expenses and enhance profit margins as we take enhance our relationships with our Public Sector and commercial clients."

ABOUT TRANSNET

TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

The statements contained in this press release that are forward-looking statements are based on current management expectations that involve risk and uncertainties. Potential risks and uncertainties include, without limitation: the impact of economic conditions generally and in the industry for microcomputer products and services; dependence on key vendors; continued competitive and pricing pressures in the industry; product supply shortages; open-sourcing of products of vendors; rapid product improvement and technological change, short product life cycles and resulting obsolescence risks; legal proceedings; capital and financing availability; and other risks set forth in the Company's filings with the Securities and Exchange Commission. Actual results may vary materially from those expressed or implied from the statements herein due to changes in economic, business, competitive, technological, and/or regulatory factors. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.


                                 (table follows)

                       TRANSNET CORPORATION AND SUBSIDIARY
                         SELECTED FINANCIAL INFORMATION
                                   (unaudited)

                                                                    Three Months Ended September 30,
                                                                       2009                  2008
                                                              ---------------------------------------
Revenues                                                        $     5,864,949        $    8,565,265
Net Income                                                              102,062                50,431
Basic Net Income per Common Share                                          0.02                  0.01
Diluted Net Income per Common Share                                        0.02                  0.01
Weighted Average Common Shares Outstanding:  Basic                    4,823,304             4,823,304
Weighted Average Common Shares Outstanding:  Diluted                  4,823,304             4,823,304